Form 10-K405, Exhibit 13
period 1996-12-31
FIRST PATRIOT BANKSHARES CORP
filed 1997-03-27
CIK 855645

                                   EXHIBIT 13

FIRST
PATRIOT
BANKSHARES
CORPORATION





                                                                            1996
                                                                   ANNUAL REPORT

CORPORATE PROFILE



      First Patriot Bankshares Corporation (the "Company"), a Virginia corporation, is a bank holding company founded on August 31, 1989 and is headquartered in Reston, Virginia. The Company has two subsidiaries, Patriot National Bank (the "Bank"), a fully owned bank subsidiary that opened for business on April 13, 1990, and 2071 Chain Bridge Road, L.L.C., a wholly owned Virginia limited liability company formed for the purpose of purchasing and owning an office building in the Tysons Corner area that houses the offices of the Company and the Bank. The Bank operates nine offices throughout Northern Virginia specializing in providing convenient quality service. The bank was the leading originator of U.S. Small Business Administration loans in the metropolitan Washington D.C. area for the fifth consecutive year.

      The common stock of First Patriot Bankshares Corporation is traded on the Nasdaq Stock Market under the symbol FPBK. Deposits at the Bank are insured up to $100,000 by the Federal Deposit Insurance Corporation.





TABLE OF CONTENTS

      Financial Highlights................................................................................2

      Letter to Stockholders..............................................................................3

      Selected Consolidated Financial Data................................................................4

      Management's Discussion and Analysis................................................................5

      Financial Statements...............................................................................16

      Board of Directors.................................................................................45

      Patriot National Bank Officers.....................................................................46

      Advisory Board and Bank Departments................................................................47

      Corporate and Stockholder Information..............................................................48

                              FINANCIAL HIGHLIGHTS
                      FIRST PATRIOT BANKSHARES CORPORATION

                                                                                                       % Change
                                                                                               ----------------------
                                                                                                    1996        1995
                                                                                                     vs.         vs.
(dollars in thousands,except per share data)                1996          1995          1994        1995        1994
                                                            ----          ----          ----        ----        ----
FOR THE YEAR
Net income                                                $2,090        $1,524        $1,096          37%         39%
Dividends declared on comon stock                            246           177            --          --          --
Earnings per share:
     Primary                                               $0.93         $0.71         $0.54          31%         31%
     Fully Diluted                                          0.93          0.71          0.53          31%         34%
Dividends declared per share                               $0.12         $0.09            --          --          --
=======================================================================================================================
AT YEAR END
Assets                                                  $191,852      $158,791      $104,910          21%         51%
Earning Assets                                           178,649       145,560        96,525          23%         51%
Loans - net of unearned income                           127,868       106,676        75,272          20%         42%
Deposits                                                 154,329       120,259        84,842          28%         42%
Total equity                                              14,525        12,738        10,832          14%         18%
Book value per share                                        7.19          6.35          5.50          13%         15%
Common shares outstanding                              2,020,929     2,005,200     1,969,896
=======================================================================================================================

KEY RATIOS (FOR THE YEAR)
Return on average assets                                    1.25%         1.19%         1.10%
Return on average total equity                             15.66%        13.06%        10.57%
Average equity to average assets                            7.99%         9.09%        10.40%
Net interest margin                                         5.65%         5.88%         5.41%
=======================================================================================================================


           TOTAL ASSETS
          ($ in millions)
1992    1993    1994    1995    1996
$69     $95     $105    $159    $191



         RETURN ON ASSETS
            (percent)

1992    1993    1994    1995    1996
0.78    1.00    1.10    1.19    1.25

            EARNINGS
        ($ in thousands)
1992    1993    1994    1995    1996
$431    $806    $1,096  $1,524  $2,090

TO OUR STOCKHOLDERS

First Patriot Bankshares Corporation experienced another record setting year of growth and earnings performance in 1996. Earnings increased 37%, topping the two million dollar threshold. Assets increased 21% and primary earnings per share increased 31%.

Other accomplishments of 1996 include a return on average assets of 1.25% and a return on average equity of 15.66%. These ratios compare with a return on average assets of 1.19% and a return on average equity of 13.06% in 1995.

Our ninth branch banking office located in Herndon, Virginia at the McLearen shopping center opened on February 15, 1997. Three additional branches are scheduled to open during 1997 which will give us a total of twelve locations throughout Northern Virginia serving the counties of Fairfax, Loudoun and Prince William.

For the fifth consecutive year, Patriot National Bank was recognized for originating more U.S. Small Business Administration (SBA) loans than any other bank in the Washington D.C. metropolitan area. Patriot National Bank is designated a Preferred Lender by the SBA with authority to originate loans throughout Virginia, Maryland and the District of Columbia.

Perhaps the most significant event in the history of First Patriot Bankshares Corporation occurred on February 19, 1997 when we announced that First Patriot Bankshares Corporation and United Bankshares, Inc. had entered into a definitive merger agreement. Under the terms of the agreement, shareholders of First Patriot Bankshares Corporation will receive $17.00 for each share of First Patriot stock. The consummation of the merger is subject to shareholder and regulatory approval. More detailed information relating to the proposed merger will be provided to shareholders in a proxy statement in connection with a special shareholders meeting that will be held to vote on the merger agreement and plan of merger.

United Bankshares, Inc., with $2.3 billion in assets, is the second largest bank holding company headquartered in West Virginia with 43 offices throughout West Virginia and two offices in Virginia, one in McLean and the other in Arlington.

We appreciate your support and welcome any questions you may have.



Sincerely,


Carroll C. Markley                           John H. Rust, Jr.
President and Chief Executive Officer        Chairman of the Board

                      SELECTED CONSOLIDATED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        YEAR ENDED DECEMBER 31,
RESULTS OF OPERATIONS                                   1996         1995         1994         1993         1992
=================================================================================================================
   Net interest income                                $8,777       $6,969       $5,104       $3,777       $2,752
   Provision for loan losses                             751          372          178          279          208
   Noninterest income                                  2,908        2,281        1,505        1,240          347
   Noninterest expense                                 7,748        6,471        4,770        3,795        2,460
                                                   ---------    ---------    ---------    ---------    ---------
   Income before taxes                                 3,186        2,407        1,661          943          431
   Income tax expense                                  1,096          883          565          137          148
                                                   ---------    ---------    ---------    ---------    ---------
   Income before extraordinary item                    2,090        1,524        1,096          806          283
   Extraordinary tax benefit                              --           --           --           --          148
                                                   ---------    ---------    ---------    ---------    ---------
   Net income                                         $2,090       $1,524       $1,096         $806         $431
                                                   =========    =========    =========    =========    =========

   Primary earnings per share:
      Income before extraordinary item                 $0.93        $0.71        $0.54        $0.51        $0.20
      Extraordinary tax benefit                           --           --           --           --         0.11
                                                   ---------    ---------    ---------    ---------    ---------
      Net income                                       $0.93        $0.71        $0.54        $0.51        $0.31
                                                   =========    =========    =========    =========    =========

      Weighted average shares outstanding          2,243,695    2,138,556    2,046,960    1,580,113    1,388,567
   Fully diluted earnings per share:
      Income before extraordinary item                 $0.93        $0.71        $0.53        $0.51        $0.20
      Extraordinary tax benefit                           --           --           --           --         0.11
                                                   ---------    ---------    ---------    ---------    ---------
      Net income                                       $0.93        $0.71        $0.53        $0.51        $0.31
                                                   ---------    ---------    ---------    ---------    ---------
      Weighted average shares outstanding          2,249,763    2,148,278    2,061,940    1,580,113    1,388,567
                                                   =========    =========    =========    =========    =========

                                                                    AT DECEMBER 31,
FINANCIAL CONDITION                                     1996         1995         1994         1993         1992
=================================================================================================================
   Assets                                           $191,852     $158,791     $104,910      $95,304      $69,059
   Loans, gross                                     $127,868     $106,676      $75,272      $63,253      $45,561
   Investments & Federal Funds Sold                  $50,781      $38,884      $15,749      $13,213      $12,453
   Earning assets                                   $178,649     $145,560      $96,525      $90,929      $65,242
   Deposits                                         $154,329     $120,259      $84,842      $75,969      $58,591
   Stockholders' equity                              $14,525      $12,738      $10,832       $9,997       $6,195
   Book value per share                                $7.19        $6.35        $5.50        $5.07        $4.46
   Common shares outstanding                       2,020,929    2,005,200    1,969,896    1,969,896    1,388,567
   Number of full service offices                          8            8            5            2            1

PERFORMANCE RATIOS
=================================================================================================================
   Return on average assets                             1.25%        1.19%        1.10%        1.00%        0.78%
   Return on average equity                            15.66%       13.06%       10.57%       10.98%        7.91%
   Net interest margin                                  5.65%        5.88%        5.41%        4.96%        5.19%

ASSET QUALITY
=================================================================================================================
   Allowance for loan losses                          $1,530       $1,332         $965         $793         $552
   Allowance for loan losses to loans, gross            1.20%        1.25%        1.28%        1.25%        1.21%
   Nonperforming loans                                    --           --           --          $19          $97
   Nonperforming loans to loans, gross                    --           --           --         0.03%        0.21%
   Net charge-offs to average loans                     0.48%          --           --         0.07%          --

LIQUIDITY AND CAPITAL RATIOS
=================================================================================================================
   Average loans to average deposits                   86.88%       84.41%       89.00%       80.61%       80.63%
   Risk-based capital:
      Tier 1                                           11.22%       11.59%       15.61%       17.42%       16.55%
      Total                                            12.39%       12.81%       16.87%       18.67%       17.96%
   Leverage                                             8.16%        8.27%       10.32%       10.64%        9.88%

The following discussion is an analysis of the significant changes in the financial condition and results of operations of First Patriot Bankshares Corporation and subsidiaries for the years 1994-1996. The discussion should be read in conjunction with the accompanying consolidated financial statements and related notes.

ORGANIZATIONAL BACKGROUND

      First Patriot Bankshares Corporation (the "Company") was incorporated in Virginia on August 31, 1989 and is headquartered in Reston, Virginia. With the proceeds of its initial public offering, the Company acquired all of the issued and outstanding stock of Patriot National Bank ("the bank"), a national banking association located in Reston, Virginia that began operations on April 13, 1990.

      In April 1993, the Company declared a two for one split of its common stock. As a result of the split, 680,670 additional shares were issued and the par value of the Company's stock was reduced to $2.50 per share.

      On October 22, 1993, the Company completed its second common stock offering, which resulted in the issuance of 570,000 additional shares at a price of $5.75, which in turn resulted in net proceeds of approximately $3 million. A portion of the new capital was used to open its second banking office.

      On June 30, 1994 the Company issued a 2% stock dividend, which resulted in 38,556 additional shares being issued. During 1994, the Company expanded its banking operations with the opening of three new offices.

      In September 1994, the Company formed 2071 Chain Bridge Road, L.L.C., a majority-owned limited liability company for the purpose of purchasing an office building that houses offices for both the Company and the Bank.

      In March 1995, the Company paid its first cash dividend representing $.02 per share. The Company subsequently increased the cash dividend to $.03 for the fourth cash dividend paid on November 30, 1995. The company paid a $.12 annual dividend in 1996.

      The Company opened three new banking offices in 1995. This brings the total banking offices to eight throughout Northern Virginia.

INCOME STATEMENT ANALYSIS

EARNINGS SUMMARY

     First Patriot Bankshares Corporation reported net income of $2.090 million for 1996, an increase of 37% over 1995 earnings of $1.524 million. Fully diluted earnings per share were $.93, an increase of 31% over $.71 reported in 1995.

     Return on assets for 1996 was 1.25%, compared to 1.19% for 1995 and 1.10% for 1994. Return on shareholders' equity was 15.66% for 1996, compared to 13.06% for 1995 and 10.57% for 1994.

     Net interest income increased as a result of a 30.9% increase in average earning assets. Net interest margin decreased to 5.65% in 1996 compared to 5.88% in 1995 and 5.41% in 1994. This decrease reflects the highly competitive market for both deposits and loans.

     The provision for loan losses doubled from last year as a result of a 20% increase in loans outstanding and the charge-off of a commercial loan in the amount of $500,000. The allowance for loan losses as a percentage of outstanding loans was 1.20% at December 31, 1996, compared to 1.25% at December 31, 1995 and 1.28% at December 31, 1994.

     Non-interest income totaled approximately $2.9 million in 1996 compared to $2.3 million in 1995, an increase of 27%. In 1995, non-interest income increased 52% over 1994. These increases are largely attributable to increased service charges on deposit accounts and gains on the sale of loans.

     Non-interest expense increased 20% in 1996, following increases of 36% in 1995 and 26% in 1994. Salaries and benefits increased 21% over 1995, reflecting additional staffing requirements throughout the organization necessary to support growth. Occupancy, equipment, and other non-interest expense likewise increased, reflecting the growth of the organization.

NET INTEREST INCOME

     Net interest income increased $1.8 million in 1996 or 25.9%, compared to increases of 36.5% in 1995 and 35.1% in 1994. Net interest margin was 5.65% in 1996 versus 5.88% in 1995 and 5.41% in 1994. The increases in net interest income were primarily due to increases in average earning assets. Table 1 provides the components of average assets and liabilities together with their respective yields. Table 2 provides a reconciliation of the changes in net interest income attributable to variations in balances and yields.

          TABLE 1 - AVERAGE BALANCES, INTEREST INCOME AND EXPENSES,
                           AVERAGE YIELDS AND RATES

                                                                                Years Ended December 31,
                                                        1996                          1995                           1994
                                           ------------------------------ ----------------------------  ----------------------------
                                                      Interest                       Interest                     Interest
                                            Average    Income/   Yield/    Average   Income/   Yield/    Average  Income/   Yield/
(dollars in thousands)                      Balance    Expense    Rate     Balance   Expense    Rate     Balance  Expense    Rate
                                           ------------------------------ ----------------------------  ----------------------------
Assets:
Interest earning assets:
    Federal funds sold                         $9,122     $488      5.35%     $9,167     $539     5.88%   $10,322     $444     4.30%
    Investments:
       U.S. Treasury securities                 1,625       98      6.01%      4,228      215     5.09%     7,064      317     4.49%
       Obligations of U.S. government
       agencies and corporations               28,626    2,014      7.03%     18,825    1,373     7.29%     5,656      304     5.37%
       Other securities                           962       55      5.71%      1,256       64     5.10%     1,387       63     4.54%
                                             --------   ------              --------   ------             -------   ------
          Total investments                    31,213    2,166      6.94%     24,309    1,652     6.80%    14,107      684     4.85%
    Loans (3)                                 114,911   12,036     10.47%     85,083    9,281    10.91%    69,855    6,702     9.59%
                                             --------   ------              --------   ------             -------   ------
Total interest earning assets                 155,246   14,690      9.46%    118,559   11,472     9.68%    94,284    7,830     8.30%
Noninterest earning assets:
    Cash and due from banks                     5,953                          5,253                        3,891
    Other assets                                7,390                          5,665                        2,400
    Less: allowance for loan losses            (1,547)                        (1,063)                        (887)
Total noninterest earning assets               11,796                          9,855                        5,404
                                             --------                       --------                      -------
Total assets                                 $167,042                       $128,414                      $99,688
                                             ========                       ========                      -------

Liabilities and stockholders' equity
Interest bearing liabilities
    Deposits:
       Interest bearing demand                $10,529      216      2.05%     $7,795      189     2.42%    $6,948      176     2.53%
       Savings and money market accounts       30,398      964      3.17%     24,942      849     3.40%    25,795      746     2.89%
       Other time                              63,928    3,734      5.84%     46,180    2,695     5.84%    30,530    1,406     4.61%
                                             --------   ------              --------   ------             -------   ------
          Total interest bearing deposits     104,855    4,914      4.69%     78,917    3,733     4.73%    63,273    2,328     3.68%
    Short-term borrowings                      18,600      887      4.77%     14,316      762     5.32%    10,144      398     3.92%
    Other borrowings                            1,125      112      9.95%        100        8     8.00%                          --
                                             --------   ------              --------   ------             -------   ------    ------
Total interest bearing liabilities            124,580    5,913      4.75%     93,333    4,503     4.82%    73,417    2,726     3.71%
Noninterest bearing liabilities:
    Demand deposits                            27,416                         21,880                       15,217
    Other liabilities                           1,704                          1,528                          688
                                             --------                       --------                      -------
Total noninterest bearing liabilities          29,120                         23,408                       15,905
Total liabilities                             153,700                        116,741                       89,322
Stockholders' equity                           13,342                         11,673                       10,366
                                             --------                       --------                      -------
Total liabilities and stockholders' equity   $167,042                       $128,414                      $99,688
                                             ========                       ========                      =======
Interest spread (1)                                                 4.72%                         4.85%                        4.59%
Net interest income                                     $8,777                         $6,969                       $5,104
                                                        ======                         =======                      ======
Net Interest margin (2)                                              5.65%                         5.88%                       5.41%

(1) Interest spread is the average yield earned on earning assets less the average rate incurred on interest bearing liabilities.

(2) Net interest margin is net interest income expressed as a percentage of average earning assets.

(3) Loan fees included for 1996, 1995, & 1994 are: $465 ,$440, and $395





      Average earning assets increased $36.7 million in 1996 compared to an increase of $24.3 million in 1995. Loans on average increased $29.8 million or 35.1% compared to an increase of 21.8% in 1995. Loans outstanding totaled $127.9 million at December 31, 1996 compared to $106.7 million in 1995, an increase of 20%. This follows an increase of 42% from year-end 1994 to December 31, 1995. The Company's investment portfolio increased on average $6.9 million or 28.4% in 1996 compared to an increase of 72.3% in 1995. The increase in the investment portfolio in 1996 was principally the result of deposit growth exceeding the increase in loan demand.

      Average earning assets comprised 92.9% of average total assets in 1996, compared to 92.3% in 1995 and 94.6% in 1994.

     Average interest-bearing liabilities increased $31.2 million or 33.5% in 1996, compared to an increase of 27.1% in 1995 and 18.8% in 1994. Average interest-bearing liabilities as a ratio of earning assets was 80.2% in 1996, 78.7% in 1995 and 77.9% in 1994.

    Average non-interest-bearing deposits grew $5.5 million or 25.3% in 1996, compared to increases of 43.8% in 1995 and 33.0% in 1994. The ratio of average non-interest-bearing deposits to total average deposits was 20.7% for 1996, compared to 21.7% in 1995 and 19.4% in 1994. On average, short-term borrowings, consisting primarily of repurchase agreements, increased $4.3 million to $18.6 million in 1996, compared to $14.3 million in 1995 and $10.1 million in 1994. These increases are attributable to increased usage of our cash management services.

     The Company's net interest rate spread decreased 13 basis points during 1996, following increases of 26 basis points in 1995 and 1994. Yields on earning assets decreased 22 basis points in 1996 compared to an increase of 138 basis points in 1995 and an increase of 59 basis points in 1994. At December 31, 1996, approximately 74% of the Company's loans were variable rate loans indexed to the national prime lending rate. Average loan yields decreased 44 basis points

                       TABLE 2 - VOLUME AND RATE ANALYSIS

                                                                    Years Ended December 31,
                                                 -------------------------------------------------------
                                                       1996 Versus 1995            1995 Versus 1994
                                                 --------------------------  ---------------------------
                                                         Change Due To:              Change Due To:
                                                         --------------              --------------
(dollars in thousands)                             Volume     Rate    Total    Volume     Rate    Total
--------------------------------------------------------------------------------------------------------
Interest income:
Federal funds sold                                    ($3)    ($48)    ($51)     ($42)    $137      $95
Investments:                                                              0                           0
   U.S. Treasury securities                          (167)      50     (117)     (153)      51     (102)
   Obligations of U.S. government
      agencies and corporations                       686      (45)     641       930      139    1,069
   Other                                              (19)      10       (9)       (3)       4        1
                                                   ------    -----   ------    ------     ----   ------
   Total investments                                  500       15      515       774      194      968
Loans                                               3,107     (353)   2,754     1,585      994    2,579
                                                   ------    -----   ------    ------     ----   ------
   Total interest income                            3,604     (386)   3,218     2,317    1,325    3,642

Interest expense:
Deposits:
   Interest bearing demand                             48      (21)      27        20       (7)      13
   Savings and money market                           167      (52)     115       (21)     124      103
   Time                                             1,039        0    1,039       851      438    1,289
                                                   ------    -----   ------    ------     ----   ------
      Total deposits                                1,254      (73)   1,181       850      555    1,405
Borrowings                                            266      (37)     229       201      171      372
                                                   ------    -----   ------    ------     ----   ------
   Total interest expense                           1,520     (110)   1,410     1,051      726    1,777

Increase/(decrease) in net interest income         $2,084    ($276)  $1,808    $1,266     $599   $1,865
                                                   ======    =====   ======    ======     ====   ======

during 1996. Yields on the investment portfolio increased 14 basis points reflecting the addition of $6.9 million in average investment securities at higher yields.

     Interest rates paid on interest-bearing liabilities decreased 7 basis points during 1996, compared to a 111 basis point increase in 1995 and a 33 basis point increase in 1994.

NON-INTEREST INCOME

     Non-interest income increased $627 thousand and totaled $2.9 million in 1996, compared to $2.3 million in 1995 and $1.5 million in 1994. The most significant increases occurred in gains on the sale of loans and investments as shown in the consolidated statements of operations in the financial statements.

NON-INTEREST EXPENSE

     Non-interest expense totaled $7.7 million, up from $6.5 million in 1995 and $4.8 million in 1994. Total salaries and employee benefits increased $692 thousand over 1995, which is partially attributable to the full twelve months impact of the three branches opened in 1995. Additional staffing was also required to support the continued level of growth. Occupancy and equipment
expenses also experienced increases attributable to growth.    Other operating
expenses are detailed in Note 7 to the financial statements.

BALANCE SHEET ANALYSIS

INVESTMENT SECURITIES PORTFOLIO

The Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" effective December 31, 1993. In accordance with SFAS 115, securities are classified as either securities held to maturity, securities available for sale or trading account securities. Securities classified as held to maturity are carried at amortized cost on the Company's Consolidated Balance Sheets and represent securities that the Company has the intent and ability to hold to maturity.

       Securities classified as available for sale are carried at fair value and may be sold to meet liquidity needs or in response to significant changes in interest rates or prepayment risks. The Company did not have any securities classified as trading securities. In accordance with SFAS 115, unrealized gains or losses on securities available for sale are excluded from Consolidated Statement of Income and reported, net of tax, as a separate component of shareholder's equity. In 1995, The Financial Accounting Standards Board gave companies a one-time opportunity to reclassify their investment securities for fiscal year 1995. Accordingly, the Company transferred its held to maturity securities to the available for sale category in December 1995. At December 31, 1996 all securities were classified as available for sale.

     At December 31, 1996, the securities portfolio totaled $40.8 million, an increase of 42.5% over year-end 1995. Average securities increased 28.4% in 1996 compared to 72.3% in 1995. The growth in securities occurred in the U.S. Government Agencies category. Average securities represented 20.1% of earning assets in 1996, compared to approximately 20.5% in 1995. The increase in the percentage of earning assets is largely due to deposits growing more rapidly than loan demand. Table 3 summarizes the composition of the security portfolio. Maturity distribution and weighted average yields of the Company's securities portfolio are summarized in Table 4.

                        TABLE 3 - INVESTMENT SECURITIES

(dollars in thousands)                                                         1996       1995         1994
--------------------------------------------------------------------------------------------------------------
United States treasuries and agencies                                         $39,847    $27,775      $14,393
Obligations of states and political subdivisions                                  235        233          646
Other securities                                                                  756        657          710
                                                                          ------------------------------------
     Total                                                                    $40,838    $28,665      $15,749
                                                                          ====================================


   TABLE 4 - SECURITIES PORTFOLIO MATURITY DISTRIBUTION AT DECEMBER 31, 1996

                                                    After One But        After Five But
                              Within One Year     Within Five Years     Within Ten Years       After Ten Years
                             ------------------  --------------------  -------------------  --------------------
(dollars in thousands)         Amount  Yield       Amount   Yield        Amount   Yield         Amount  Yield
----------------------------------------------------------------------------------------------------------------
United States treasuries
   and agencies                  $500    4.50%     $8,163      6.91%    $30,585     7.05%         $599    6.68%
Obligations of states
   political subdivisions         235    3.40%         --        --          --       --            --      --
Other securities                   --      --          --        --          --       --           756    6.72%
                             ----------         ----------            ----------             ----------
     Total                       $735              $8,163               $30,585                 $1,355
                             ==========         ==========            ==========             ==========


LOANS HELD FOR SALE

     Loans held for sale consist of loans originated under the U.S. Small Business Administration program. The SBA loan program, designed to provide financial assistance to small businesses through participating banks, provides guarantees ranging from 75% to 90%. The guaranteed portion of these loans may be sold in the secondary market to provide liquidity and funding for new loans. Patriot National Bank originated more loans of this type in fiscal year 1996 than any other bank in the Metropolitan Washington D.C. area. This is the fifth consecutive year that Patriot has achieved this distinction, demonstrating its commitment to small businesses in the community. At December 31, 1996, SBA loans held for sale totaled $8.3 million, down from $12.9 million on December 31, 1995 a decrease of 36%. This decrease is attributable to the volume of loans sold during 1996.

LOAN PORTFOLIO

     The loan portfolio, including available for sale loans, totaled $128.5 million at December 31, 1996, an increase of 20% from December 31, 1995. This follows an increase of 42.3% in 1995. Average loans, including loans held for sale, amounted to $114.9 million in 1996, representing an increase of 35.1% over last year. Note 3 of the financial statements provides a listing of the various types of loans. Table 5 provides a maturity distribution of the loan portfolio.

                TABLE 5 - MATURITY OF LOANS AT DECEMBER 31, 1996

                                                   Maturing
                        ---------------------------------------------------------
                                        After One
                         Within One    But Within    After Five
(dollars in thousands)      Year       Five Years       Years         Total
------------------------------------- ------------- -------------- --------------
Commercial and SBA           $11,713        $8,337       $23,231        $43,281
Commercial mortgage            4,673        18,697        14,184         37,554
Construction                   6,188         6,591         6,282         19,061
Residential Mortgage           4,299         6,472         6,826         17,597
Home Equity                      699         5,512             0          6,212
Installment                    1,584         3,196            35          4,815
                       -------------- ------------- -------------- --------------
     Total                   $29,157       $48,804       $50,558       $128,520
                       ============== ============= ============== ==============

Loans maturing after one year (included in the above table) with:
Fixed interest rates                                                   $ 15,520
Variable interest rates                                                  78,517
                                                                   --------------
     Total                                                             $ 94,387
                                                                   ==============



LOAN MIX- 12/31/96
     $128,520
Comm SBA        43281
Comm  Mort      37554
Construction    19061
Res Mort        17594
Equity           6212
Installment      4815


  Commercial loans decreased $1.9 million from year-end 1995 to $43.3 million at year-end 1996, a 4.4% decrease. Commercial mortgage loans increased approximately 62% from $23.2 million at December 31, 1995 to $37.5 million on December 31, 1996. The increase in commercial loans is due to the Company's continuing efforts to expand the commercial loan portfolio by focusing on the credit needs of small to medium-sized businesses. The Company has no highly leveraged transactions.

     Construction loans, consisting of both residential and commercial properties increased $2.3 million or 12.0% from the previous year. Residential construction loans are comprised of individual properties that are owner occupied and small project development loans. The increase in construction loans is due to continued strength in the local real estate market.

     Residential mortgage loans totaled $17.6 million at December 31, 1996, compared to $12.4 million on December 31, 1995, an increase of 41.6%. The growth in residential mortgage loans is primarily the result of the Company retaining a larger number of the loans it originates.

     Installment loans increased approximately $572 thousand and home equity loans increased 17.8% to $6.2 million on December 31, 1996, up from $5.3 million on December 31, 1995. Home Equity loans are lines of credit secured by the borrower's primary residence.

ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses was $1.5 million and represented 1.20% of loans outstanding at December 31, 1996. The provision for loan losses increased to $751 thousand in 1996, up from $372 thousand and $178 thousand at year-end 1995 and 1994, respectively. The increase in the provision is attributable to the overall growth in the loan portfolio and the charge-off of a $500 thousand commercial loan.

      The level, provision, and allocation of the allowance for loan losses are based upon internal loan reviews, risk assessments, current economic conditions in our local market and the level and composition of non performing assets.
Note 3 to the financial statements summarizes the transactions in the allowance for loan losses.

     Table 6 summarizes the allocation of the allowance for loan losses by major categories of loans and percentages of loans in each category to total loans. The allocation follows very closely the loan portfolio risk weightings assigned by individual loan officers and internal loan review. Management's evaluation of the effect of general economic conditions on the loan portfolio are also factored into the allocation. Since the criteria used in determining the allocation is subject to change, the allocation of the allowance is not necessarily indicative of the trend for future losses in a particular loan category.

               TABLE 6 - ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                                 1996                                 1995                                1994
                        -----------------------------------  -----------------------------------  ---------------------------------
                                              % of Loans                           % of Loans                          % of Loans
                                              in Category                          in Category                        in Category
                                      % of     to Total                    % of     to Total                  % of      to Total
(dollars in thousands)    Amount   Allowance     Loans        Amount    Allowance     Loans       Amount   Allowance     Loans
                          ------   ---------     -----        ------    ---------     -----       ------   ---------     -----
Commercial and SBA          $472        30.9         33.7       $389         29.2         42.2      $205        21.2          38.3
Commercial mortgage          642        42.0         29.2        483         36.3         21.6       292        30.3          24.0
Construction                 152        10.0         14.8        214         16.1         15.6        65         6.7          12.3
Residential mortgage         146         9.5         13.7        119          8.9         11.7       103        10.7          12.6
Home equity                   62         4.1          4.8         78          5.9          4.9       212        22.0           6.3
Installment                   56         3.6          3.7         49          3.7          4.0        88         9.1           6.6
                        -----------------------------------  -----------------------------------  ---------------------------------
Total                     $1,530       100.0        100.0     $1,332        100.0        100.0      $965       100.0         100.0
                        ===================================  ===================================  =================================


RISK ELEMENTS

     There were no loans on non-accrual at December 31, 1996 or December 31, 1995. There were three loans totaling $737 thousand that were more than 90 days past due on December 31, 1996 that were not on non-accrual. The loans are fully collateralized in amounts sufficient to cover principal and accrued interest.

     The Company is continually analyzing its loan portfolio in order to identify early risk elements that require management's attention. The loan portfolio is subject to review by lending management, internal loan review staff, internal audit, the Company's independent auditors and regulatory agencies.

DEPOSITS

      Average deposits, as shown in table 7, increased 31.2% for 1996. Average non-interest-bearing deposits increased 25.3% for 1996, which follows increases of 43.8% in 1995 and 33.0% in 1994. Average time deposits less than $100 thousand increased 47.8% in 1996, compared to increases of 85.0% in 1995 and 21.4% in 1994. The increase in average deposits is partially attributable to our expanded branch network. Table 8 sets forth the remaining maturities of CDS in amounts of $100 thousand or more.

           TABLE 7 - AVERAGE DEPOSITS AND WEIGHTED AVERAGE RATES PAID

                                                                        Years Ended December 31,
                                     -------------------------------------------------------------------------------------------
                                                 1996                             1995                          1994
                                     ----------------------------- -------------------------------- ----------------------------
                                         Average        Average         Average         Average         Average         Average
(dollars in thousands)                   Balance        Rate            Balance           Rate          Balance          Rate
                                         -------        ----            -------           ----          -------          ----
Noninterest bearing demand deposits      $27,416        0.00%           $21,880          0.00%          $15,217          0.00%
Interest bearing demand deposits          10,529        2.05%             7,795          2.42%            6,948          2.53%
Savings and money market deposits         30,398        3.17%            24,942          3.40%           25,795          2.89%
Time deposits $100,000 and over           15,099        5.93%            13,139          5.75%           12,666          4.51%
Other time deposits                       48,829        5.81%            33,041          5.87%           17,864          4.67%
                                     -----------                     ----------                      ----------
     Total                              $132,271        3.71%          $100,797          3.70%          $78,490          2.97%
                                     ===========                     ==========                      ==========

DEPOSIT MIX - 12/31/96
        $154,329
CD LESS THAN    $100K   56,607
CD GREATER THAN $100K   15,858
Savings                 10,690
NOW                     12,178
DDA                     33,466
MMDA                    16,979
IRA                      8,551

                      DEPOSIT GROWTH AT YEAR-END
                          ($ in thousands)

                   1992    1993    1994     1995       1996
Deposits        $58,591 $75,969 $84,842 $120,259   $154,329

TABLE 8 - REMAINING MATURITIES OF CD'S
   IN AMOUNTS OF $100,000 OR MORE

(dollars in thousands)              1996
----------------------------------------
Three months or less              $2,248

Three through six months          $3,903

Six through twelve months         $3,686

Over twelve months                $6,021
----------------------------------------

   Total                         $15,858
========================================


RATE SENSITIVITY

     The Company's Funds Management Committee monitors interest rate sensitivity of the balance sheet and reviews asset and liability repricing in the context of current and future rate scenarios and current economic conditions both nationally and locally. The objective of the committee is to minimize the impact to earnings from changes in interest rates while maintaining a net interest margin within the Company's objectives.

     Table 9 represents the Company's interest rate sensitivity at December 31, 1996, using known maturities and repricing schedules of loans, deposits and securities. This table presents a position that existed at one particular day, that changes continually, and is not necessarily indicative of the Company's position at any other time.

                    TABLE 9 - INTEREST SENSITIVITY ANALYSIS

                                                                          Maturing or Repricing In:
                                                ----------------------------------------------------------------------------
                                                      0-3          4-12            1-3             Over
(dollars in thousands)                              Months        Months          Years        3 Years (1)        Total
-------------------------------------------------------------- -------------- --------------- --------------- --------------
Interest earning assets:
    Federal funds sold                                  9,943                             --             --           9,943
    Investments available for sale                        500           235                0         40,103          40,838
    Loans                                              85,553        12,067           14,794         15,454         127,868
                                                -------------- -------------- --------------- --------------- --------------
    Total interest earning assets                     $95,996       $12,302          $14,794        $55,557        $178,649
                                                ============== ============== =============== =============== ==============

Interest bearing liabilities:
    Deposits:
    Interest bearing demand                           $12,178           $--              $--            $--         $12,178
    Savings and money market                           26,377         2,295            1,667          5,882          36,221
    Time deposits $100,000 and over                     2,248         7,589            2,915          3,106          15,858
    Other time deposits                                 5,873        30,291           15,840          4,603          56,607
    Other borrowed money                               19,301           433              260          1,185          21,179
                                                -------------- -------------- --------------- --------------- --------------
    Total interest bearing liabilities                $65,977       $40,608          $20,682        $14,776        $142,043
                                                ============== ============== =============== =============== ==============

    Periodic Gap                                      $30,019      ($28,306)         ($5,888)       $40,781         $36,606

    Cumulative Gap                                    $30,019        $1,713          ($4,175)       $36,606

    Ratio of cumulative gap to
       total earning assets                             16.80%         0.96%           -2.34%         20.49%

(1) Investments available for sale include $756 of equity securities


LIQUIDITY

     Liquidity management involves planning to meet both anticipated and unanticipated funding needs. Long-term liquidity is a function of core deposits and a strong capital position. The Company is committed to continued growth in core deposits through pricing, product development, and building long-term relationships with depositors.

     Short-term liquidity needs arise from the continuous fluctuations in cash flow from both sides of the balance sheet. Cash and bank balances, federal funds sold, and securities available for sale are the principal sources of short-term liquidity. Other sources of short-term liquidity include federal funds purchased, repurchase agreements, and borrowings from the Federal Reserve and Federal Home Loan Bank. Maturing loans and securities are also sources of liquidity.


EFFECTS OF INFLATION

     The majority of assets and liabilities of a financial institution are monetary in nature and therefore differ greatly from most commercial and industrial companies that have significant investments in premises, equipment, and inventory. Inflation has an important impact on the growth of total assets in the banking industry and the resulting need to increase equity capital at higher than normal rates in order to maintain an appropriate equity assets ratio. Also, another significant effect of inflation is on other expenses, which tend to rise during periods of inflation.

     Management believes the most significant impact on financial results is the Company's ability to align its asset liability management program to react to changes in interest rates.


CAPITAL

     Shareholders equity increased 14.0% in 1996 to $14.5 million as compared to $12.7 million in 1995. The Company paid four cash dividends of $.03 per share in 1996. The company also provides a dividend reinvestment plan.

The Company and the Bank both exceeded regulatory requirements for being well capitalized. Table 10 shows the Company's risk-based capital ratios and stockholders' equity to total assets at December 31, 1996 and 1995.

                         TABLE 10 - ANALYSIS OF CAPITAL

                                             Regulatory Guidelines
                                         ----------------------------------
                                           Adequately           Well         December 31,      December 31,
                                           Capitalized      Capitalized          1996              1995
                                         ---------------- ----------------- --------------- ------------------
Capital ratios:
Risk-based capital:
   Tier 1                                           4.00%            6.00%            11.22%            11.59%
   Total                                            8.00%           10.00%            12.39%            12.81%
Leverage                                            4.00%            5.00%             8.16%             8.27%
Stockholders' equity to total assets                 N/A              N/A              7.57%             8.02%

                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors
First Patriot Bankshares Corporation
Reston, VA

We have audited the accompanying consolidated balance sheet of First Patriot Bankshares Corporation (the "Company") and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1996 and 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of First Patriot Bankshares Corporation and subsidiaries as of December 31, 1994, and for the year ended December 31, 1994, were audited by other auditors whose report dated February 2, 1995, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 1996 and 1995 consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Patriot Bankshares Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their consolidated operations and their consolidated cash flows for the years ended December 31, 1996 and 1995, in conformity with generally accepted accounting principles.



Homes Lowry Horn & Johnson, Ltd.



February 18, 1997

             FIRST PATRIOT BANKSHARES CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           December 31, 1996 and 1995


(dollars in thousands)


           ASSETS                                                                            1996             1995
                                                                                        --------------   --------------
  Cash and due from banks                                                               $        6,775   $        7,879
  Federal funds sold                                                                             9,943           10,219
  Investments available for sale, amortized cost of
    1996 $41,275 and 1995 $28,497 (Notes 2 and 8)                                               40,838           28,665
  Loans, net (Note 3)                                                                          118,074           92,427
  Loans held for sale (Note 3)                                                                   8,264           12,917
  Premises and equipment, net (Note 4)                                                           5,195            4,894
  Other assets                                                                                   2,763            1,790
                                                                                        --------------   --------------
           Total assets                                                                 $      191,852   $      158,791
                                                                                        ==============   ==============

           LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
  Non-interest bearing demand deposits                                                  $       33,466   $       28,555
  Interest bearing deposits (Note 5)                                                           120,863           91,704
                                                                                        --------------   --------------
           Total deposits                                                               $      154,329   $      120,259

  Repurchase and master note agreements (Note 8)                                                17,904           20,407
  FHLB borrowings (Note 8)                                                                       1,121            2,309
  Other borrowings (Notes 8 and  9)                                                              2,154            1,199
  Accrued expenses and other liabilities                                                         1,819            1,879
                                                                                        --------------   --------------
           Total liabilities                                                            $      177,327   $      146,053
                                                                                        --------------   --------------

STOCKHOLDERS' EQUITY (Notes 12 and 14)
  Preferred stock ($25 par value; 10 million shares
    authorized;  -0- issued or outstanding)                                             $            -   $            -
  Common stock ($2.50 par value; 100 million authorized;
    2,020,929 shares issued and outstanding at December 31,
    1996 and 2,005,200 in 1995                                                                   5,052            5,013
  Additional paid-in capital                                                                     5,458            5,155
  Unrealized gain (loss) on investments available for sale,
    net of deferred taxes                                                                         (289)             110
  Retained earnings                                                                              4,304            2,460
                                                                                        --------------   --------------
           Total stockholders' equity                                                   $       14,525   $       12,738
                                                                                        --------------   --------------

COMMITMENTS AND CONTINGENCIES (Notes 4 and 17)

           Total liabilities and stockholders' equity                                   $      191,852   $      158,791
                                                                                        ==============   ==============



See accompanying notes to consolidated financial statements.

             FIRST PATRIOT BANKSHARES CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  Years Ended December 31, 1996, 1995 and 1994


(dollars in thousands, except per share amounts)


                                                                                1996           1995            1994
                                                                           -------------   ------------   -------------
Interest income
  Interest and fees on loans                                               $      12,035   $      9,281   $       6,702
  Interest on investment securities                                                2,166          1,651             684
  Interest on federal funds sold                                                     488            539             444
                                                                           -------------   ------------   -------------
           Total interest income                                           $      14,689   $     11,471   $       7,830
                                                                           -------------   ------------   -------------
Interest expense
  Interest on deposits (Note 5)                                            $       4,914   $      3,733   $       2,328
  Interest on repurchase and master note
    agreements (Note 8)                                                              783            574             234
  Interest on FHLB and other borrowings
    (Notes 8 and 9)                                                                  215            195             164
                                                                           -------------   ------------   -------------
           Total interest expense                                          $       5,912   $      4,502   $       2,726
                                                                           -------------   ------------   -------------
           Net interest income                                             $       8,777   $      6,969   $       5,104
Provision for loan losses (Note 3)                                                   751            372             178
                                                                           -------------   ------------   -------------
Net interest income after provision for loan losses                        $       8,026   $      6,597   $       4,926
                                                                           -------------   ------------   -------------

Non-interest income
  Service charges on deposit accounts                                      $         694   $        447   $         369
  Gain on sale of loans and investments, net                                         628            355             324
  Other (Note 6)                                                                   1,586          1,479             812
                                                                           -------------   ------------   -------------
           Total Non-interest income                                       $       2,908   $      2,281   $       1,505
                                                                           -------------   ------------   -------------
Non-interest expense
  Salaries and benefits                                                    $       4,008   $      3,316   $       2,361
  Occupancy                                                                          502            577             419
  Equipment                                                                          573            405             247
  Other (Note 7)                                                                   2,665          2,173           1,743
                                                                           -------------   ------------   -------------
           Total Non-interest expense                                      $       7,748   $      6,471   $       4,770
                                                                           -------------   ------------   -------------

Income before taxes                                                        $       3,186   $      2,407   $       1,661
Income tax expense (Note 10)                                                       1,096            883             565
                                                                           -------------   ------------   -------------

           Net income                                                      $       2,090   $      1,524   $       1,096
                                                                           =============   ============   =============

Earnings per common share (Note 14):
  Primary                                                                  $         .93   $        .71   $        0.54
                                                                           =============   ============   =============

  Assuming full dilution                                                   $         .93   $        .71   $        0.53
                                                                           =============   ============   =============



See accompanying notes to consolidated financial statements.

             FIRST PATRIOT BANKSHARES CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  Years Ended December 31, 1996, 1995 and 1994



(dollars in thousands)
----------------------                                                     Unrealized
                                                                           Gain (Loss)
                                                                           on Investments
                                                                            Available
                                                        Additional        For Sale, Net         Retained           Total
                                         Common          Paid-in           of Deferred          Earnings        Stockholders'
                                          Stock          Capital             Taxes             (Deficit)           Equity
                                      -------------   -------------    ------------------     ------------   ----------------
Balance, January 1, 1994              $       4,924   $       5,039    $               17     $         17   $          9,997

 Unrealized loss on invest-
  ments available for sale,
  net of deferred taxes                           -               -                  (261)               -               (261)
 Net income for year
  ended December 31, 1994                         -               -                     -            1,096              1,096
                                      -------------   -------------    ------------------     ------------   ----------------

Balance, December 31, 1994            $       4,924   $       5,039    $             (244)    $      1,113   $         10,832

 Net proceeds from
  the issuance of
  common stock                                   89             116                     -                -                205
 Cash dividends paid                              -               -                     -             (177)              (177)
 Unrealized gain on invest-
  ments available for sale,
  net of $57 deferred taxes                       -               -                   354                -                354
 Net income for year
  ended December 31, 1995                         -               -                     -            1,524              1,524
                                      -------------   -------------    ------------------     ------------   ----------------

Balance, December 31, 1995            $       5,013   $       5,155    $              110     $      2,460   $         12,738

 Net proceeds from
  the issuance of
  common stock                                   39             113                     -                -                152
 Cash dividends paid                              -               -                     -             (246)              (246)
 Unrealized loss on invest-
  ments available for sale,
  net of $149 deferred taxes                      -               -                  (399)               -               (399)
 Stock options outstanding                        -             190                     -                -                190
 Net income for year
  ended December 31, 1996                         -               -                     -            2,090              2,090
                                      -------------   -------------    ------------------     ------------   ----------------

Balance, December 31, 1996            $       5,052   $       5,458    $             (289)    $      4,304   $         14,525
                                      =============   =============    ==================     ============   ================



See accompanying notes to consolidated financial statements.

             FIRST PATRIOT BANKSHARES CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years Ended December 31, 1996, 1995 and 1994



(dollars in thousands)

                                                                                1996           1995            1994
                                                                           -------------   ------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                               $       2,090   $      1,524   $       1,096
  Adjustments for noncash items included in
  net income:
    Depreciation and amortization                                                    632            427             234
    Provision for loan losses                                                        751            372             178
    Gain on sale of loans                                                           (586)          (413)           (369)
    (Gain) loss on sale of investments, net                                          (42)            58              45
    (Gain) loss on sale of fixed assets                                                -             16             (14)
    Increase in other assets                                                        (277)          (453)           (372)
    Increase (decrease) in accrued expenses and
      other liabilities                                                              (87)           547             184
                                                                           -------------   ------------   -------------

           Net cash provided by operating activities                       $       2,481   $      2,078   $         982
                                                                           -------------   ------------   -------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Net increase in loans                                                    $     (32,485)  $    (33,913)  $     (17,030)
  Proceeds from sale of loans                                                     11,352          2,876           5,398
  Purchase of securities available for sale                                      (39,095)       (25,217)        (10,071)
  Proceeds from maturity of securities
    available for sale                                                            18,820          6,162             260
  Proceeds from sale of investments
    available for sale                                                             7,542          3,651           6,764
  Proceeds from maturities of securities
    held to maturity                                                                   -          3,010           1,500
  Purchase of securities held to maturity                                              -              -          (1,451)
  Purchase of subsidiary                                                            (767)             -               -
  Proceeds from sale of fixed assets                                                   -              -              14
  Acquisition of premises and equipment                                             (468)        (1,809)         (3,177)
                                                                           -------------   ------------   -------------

           Net cash used by investing activities                           $     (35,101)  $    (45,240)  $     (17,793)
                                                                           =============   ============   =============



See accompanying notes to consolidated financial statements.

                                                                                1996           1995            1994
                                                                           -------------   ------------   -------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in deposits                                                 $      34,070   $     35,417   $       8,873
  Net increase (decrease) in short-term borrowings                                (2,722)        14,630            (286)
  Proceeds (repayments) on long-term borrowings                                      (14)         1,199               -
  Proceeds from issuance of common stock, net                                        152            205               -
  Cash dividends paid                                                               (246)          (177)              -
                                                                           -------------   ------------   -------------

           Net cash provided by financing activities                       $      31,240   $     51,274   $       8,587
                                                                           -------------   ------------   -------------

Net increase (decrease) in cash and cash
  equivalents                                                              $      (1,380)  $      8,112   $      (8,224)

Cash and cash equivalents, beginning of year                                      18,098          9,986          18,210
                                                                           -------------   ------------   -------------

Cash and cash equivalents, end of year                                     $      16,718   $     18,098   $       9,986
                                                                           =============   ============   =============


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

  Interest paid                                                            $       5,887   $      4,771   $       2,721
                                                                           =============   ============   =============

  Income taxes paid                                                        $       1,406   $        746   $         946
                                                                           =============   ============   =============

             FIRST PATRIOT BANKSHARES CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1.       Nature of Operations and Significant Accounting Policies

              Nature of Operations:

                 First Patriot Bankshares Corporation, a Virginia corporation, is a bank holding company headquartered in Reston, Virginia. Patriot National Bank is a wholly owned subsidiary of First Patriot Bankshares Corporation. Patriot National Bank is a full service community bank with eight offices throughout Northern Virginia. The Bank provides competitive financial services, specializing in quality personal service, to businesses and individuals located in its market.

                 The subsidiary, 2071 Chain Bridge Road, L.L.C., owns an office building in Tysons Corner that houses offices of the Company and the Bank. It also leases space to other parties.

                 Patriot National Bank offers a full range of loan products, ranging from credit cards to permanent real estate loans. The Bank is the area's leading originating bank of U.S. Small Business Administration loans.

              Significant Accounting Policies:

                 Method of accounting:

                    The consolidated financial statements of First Patriot Bankshares Corporation and subsidiaries are prepared in conformity with generally accepted accounting principles. Certain reclassifications have been made to prior-year financial statements to conform them to the current-year presentation. A summary of the more significant accounting policies is provided as follows:

                    (a)   Principles of Consolidation

                          The consolidated financial statements include the accounts of First Patriot Bankshares Corporation (the "Company"), its wholly-owned subsidiary Patriot National Bank (the "Bank") and their wholly-owned subsidiary, 2071 Chain Bridge Road, L.L.C. The Corporation purchased 75 percent of 2071 Chain Bridge Road L.L.C. in 1995 and the Bank purchased the remaining 25 percent minority interest in 1996. All significant intercompany balances and transactions have been eliminated in consolidation.

                    (b)   Use of Estimates

                          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1.       Nature of Operations and Significant Accounting Policies
              (continued)

                    (c)   Loans, Interest and Unearned Income

                          Loans, net, are stated at unpaid principal balances less the allowances for loan losses, unearned income and deferred gains on the sale of loans.

                          Interest on loans is accrued on the basis of the daily amount of principal outstanding. The accrual of interest is discontinued when reasonable doubt exists about the full and timely collection of interest or principal. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans have demonstrated a period of performance and are estimated to be fully collectible as to both principal and interest. The classification of a loan as nonaccrual is not necessarily indicative of potential loan loss.

                          Loan origination and commitment fees and certain direct loan origination costs are deferred and recognized as an adjustment to the yield over the lives of the related loans.

                    (d)   Loans Held for Sale

                          The Bank originates loans under the Small Business Administration ("SBA") Program that generally provides for SBA guarantees of 75 percent to 90 percent of each loan. The Bank may sell the guaranteed portion of each loan to a third party and retain the unguaranteed portion in its own portfolio. Those loans that may be sold are classified as loans held for sale and are carried at the lower of cost or estimated market value, based on secondary market quotes. A gain is recognized on sale of these loans through collection of a premium over the adjusted carrying value. The Company's investment in the remaining SBA loan is based upon a relative fair market value allocation between the portion of the loan sold, the portion of the loan retained and any excess servicing retained. The gain on the sold portion is recognized over the estimated life of the loan. The carrying value of the retained portion of the loan is reduced and amortized into income over the life of the loan, thereby increasing the future yield, and any excess servicing would be recorded as an asset and subsequently amortized to servicing income. The Bank utilizes a 1 percent normal servicing fee and has not recorded any excess servicing assets. Excess servicing assets have been deemed immaterial at December 31, 1996.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1.       Nature of Operations and Significant Accounting Policies
              (continued)

                    (e)   Allowance for Loan Losses

                          Management periodically reviews and evaluates the loan portfolio to determine the adequacy of the allowance for loan losses. This evaluation is based on the risk characteristics of the loan portfolio and considers such factors as past loan loss experience, the financial condition of the borrower, current economic conditions, net realizable value of the collateral, and other relevant factors. The allowance for loan losses is increased by provisions for loan losses charged to income, which may include charges to reduce the recorded balance of loans receivable and loans foreclosed to their estimated net realizable value or fair value less selling costs as applicable. Such provisions are based on management's estimate of net realizable value or fair value of the collateral, which are dependent upon current and currently anticipated future operating or sales conditions. Such estimates are particularly susceptible to changes that could result in material adjustments to the results of operations in the near term. Recovery of the carrying value of such loans is dependent to a great extent on economic, operating, and other conditions that may be beyond the Bank's control.

                          Various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

                 (f)   Investments in Securities

                          The Company adopted the provisions of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS 115) effective December 31, 1993. The Company recognizes the effects of unrealized gains/losses net of deferred taxes in stockholders' equity. Under SFAS 115, the Company is required to classify its securities into one of three categories: available for sale, held to maturity, or trading.

                          Trading securities are bought and held principally for the purpose of selling them in the near term. Securities purchased for trading are carried at fair value. Net unrealized gains and losses are recognized in a valuation allowance by credits or charges to income. The Company held no assets classified as trading securities at December 31, 1996 and 1995.

                          Held to maturity securities are those securities in which the Company has the ability and intent to hold the securities until maturity. Held to maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the effective interest method. The company held no assets classified as held to maturity securities at December 31, 1996 and 1995.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1.       Nature of Operations and Significant Accounting Policies
              (continued)

                          Available for sale securities are recorded at fair value and include all securities not classified as trading or held to maturity. Unrealized gains and losses, net of the related deferred tax effects, are excluded from earnings and are reported as a separate component of stockholders' equity.

                          Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available for sale and held to maturity are included in earnings and are derived using the specific identification method for determining the cost of the security sold. There are no off-balance sheet hedging mechanisms.

                    (g)   Premises and Equipment

                          Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the respective assets, except for tenant and leasehold improvements which are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. The estimated useful lives of the principal items of premises and equipment are generally as follows: building and improvements - 39 years; furniture, fixtures and equipment - 3 to 15 years.

                    (h)   Cash and Cash Equivalents

                          For the purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents consist of federal funds sold, cash, and due from banks. Included in cash and due from banks are balances maintained with the Federal Reserve Bank and other correspondent banks to compensate for services provided.

                    (i)   Income Taxes

                          Effective January 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS
                          109). Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequence attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period which includes the enactment date.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1.       Nature of Operations and Significant Accounting Policies
              (continued)

                    (j)   Stock-Based Compensation

                          The Company has opted not to adopt the stock compensation cost method of SFAS 123, Accounting for Stock-Based Compensation. The Company has opted to continue to account for stock-based compensation under existing standards that measure compensation cost based on the difference between the market price of the stock at the grant date (or other measurement date) and the exercise price.

                    (k)   Earnings Per Share

                          Primary earnings per share are computed by dividing net income by the weighted average number of common shares outstanding during the year, including average common equivalent shares attributable to dilutive stock options and warrants.

                          Fully diluted earnings per share are computed by dividing net income by the weighted average number of common shares outstanding during the year, including the maximum dilutive effect of average common equivalent shares. See Note 14 for additional information.

                    (l)   New Accounting Pronouncements

                          Statement of Financial Accounting Standards No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities (SFAS 125), was issued in June 1996, and was effective for transactions occurring after December 31, 1996. In December 1996, the Financial Accounting Standards Board delayed the effective date of certain SFAS 125 provisions until after December 31, 1997. Management does not expect SFAS 125 to have a material impact on the Company's financial statements.

                    (m)   Reclassifications

                          Certain reclassifications were made to prior year financial statements to conform to current year presentation. The reclassifications did not affect net income or earnings per share.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 2.       Investments Available for Sale

              On December 29, 1995, as allowed by a Special Report to Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments, the Company made a one-time reassessment of the classification of its investments held to maturity. As a result of the reassessment, all of the investments held to maturity were transferred to the investments available for sale category. On December 29, 1995, the date of transfer, those investments had an amortized cost of $2.985 million. The net unrealized loss on that date was $4,000, and was recognized as a separate component of stockholders' equity, rather than being recognized in net income. There were no investments classified as held to maturity at December 31, 1996 and 1995. The amortized cost basis and approximate fair value of investments available for sale at December 31, 1996 and 1995, are shown below:

                                                                                    1996
                                                   --------------------------------------------------------------------
                                                                          Gross            Gross
                                                      Amortized         Unrealized       Unrealized         Fair
                                                         Cost             Gain             Loss             Value
                                                   ----------------  ---------------  ---------------  ----------------
              U.S. Treasuries                      $              -  $             -  $             -  $              -
              Obligations of U.S.
                government agencies                          39,677                -             (429)           39,248
              Municipal                                         235                -                -               235
              Mortgage-backed securities                        607                -               (8)              599
              Equity securities                                 756                -                -               756
                                                   ----------------  ---------------  ---------------  ----------------
                Total                              $         41,275  $             -  $          (437) $         40,838
                                                   ================  ===============  ===============  ================


                                                                                     1995
                                                   --------------------------------------------------------------------
                                                                         Gross            Gross
                                                       Amortized       Unrealized       Unrealized           Fair
                                                         Cost             Gain             Loss             Value
                                                   ----------------  ---------------  ---------------  ----------------
              U.S. Treasuries                      $          2,999  $            11  $             -  $          3,010
              Obligations of U.S.
                government agencies                          23,928              159                -            24,087
              Municipal                                         235                -                2               233
              Mortgage-backed securities                        678                -                -               678
              Equity securities                                 657                -                -               657
                                                   ----------------  ---------------  ---------------  ----------------
                Total                              $         28,497  $           170  $             2  $         28,665
                                                   ================  ===============  ===============  ================


              The Company pledges securities as collateral for repurchase agreements, treasury, tax, and loan payments and other purposes in the normal course of business. The approximate carrying value of securities pledged by the Company at December 31, 1996 and 1995, was $18.043 million and $5.115 million, respectively.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 2. Investments Held to Maturity and Investments Available for Sale (continued)

              Proceeds from sales of investments available for sale during 1996, 1995 and 1994 were $7,452,000, $3,651,000 and $6,764,000, respectively. Gross realized gains (losses) for these years were $42,000, $(58,000) and $(45,000), respectively..

              As a member of the Federal Reserve and FHLB, the Bank is required to hold stock in the Federal Reserve Bank of Richmond and the FHLB of Atlanta. Included in equity securities were Federal Reserve stock of $239,050 and $210,000 at December 31, 1996 and 1995, respectively, and FHLB stock of $467,300 and $397,000 at December 31, 1996 and 1995, respectively.

              The remaining maturity of the investments available for sale at December 31, 1996, are as follows:

                                                                                            Amortized         Fair
                                                                                             Cost             Value
                                                                                        --------------   --------------
              Due in 1 year or less                                                     $          735   $          735
              Due after 1 year through 5 years                                                   8,179            8,163
              Due after 5 years through 10 years                                                30,998           30,585
                Mortgage-backed securities                                                         607              599
                Equity securities                                                                  756              756
                                                                                        --------------   --------------
                Total                                                                   $       41,275   $       40,838
                                                                                        ==============   ==============


Note 3.       Loans

              Residential loans totaling $4.354 million and $5.476 million were pledged for FHLB borrowings of $1.121 million and $2.309 million at December 31, 1996 and 1995, respectively. Loans at December 31, 1996 and 1995 are summarized as follows:

                                                                                           1996                1995
                                                                                    ---------------    ----------------
                           Commercial                                               $        35,017    $         32,270
                           Commercial mortgage                                               37,554              23,187
                           Construction                                                      19,061              16,777
                           Residential mortgage                                              17,598              12,431
                           Home equity                                                        6,212               5,275
                           Installment                                                        4,815               4,243
                                                                                    ---------------    ----------------
                             Subtotal                                               $       120,257    $         94,183
                           Unearned income                                                     (653)               (424)
                           Allowance for loan losses                                         (1,530)             (1,332)
                                                                                    ---------------    ----------------
                             Loans, net                                             $       118,074    $         92,427
                                                                                    ===============    ================

                           SBA loans held for sale                                  $         8,264    $         12,917
                                                                                    ===============    ================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              An analysis of the allowance for loan losses for the years ended December 31, 1996, 1995 and 1994 is summarized as follows:

                                                                             1996             1995             1994
                                                                        -------------    -------------    -------------
                           Balance, January 1                           $       1,332    $         965    $         793
                           Provision for loan losses                              751              372              178
                           Charge-offs                                           (553)              (9)              (6)
                           Recoveries                                               -                4                -
                                                                        -------------    -------------    -------------
                           Balance, December 31                         $       1,530    $       1,332    $         965
                                                                        =============    =============    =============


              There were no nonaccrual loans at December 31, 1996 and 1995. At December 31, 1996, loans totaling $737,454 were past due 90 days or more. At December 31, 1995, loans totaling $223,000 were past due 90 days or more and were not on nonaccrual status

              Restructured loans are defined as those loans on which concessions in terms have been granted because of a borrower's financial difficulty. The Company had no restructured loans in 1996 and 1995.

              Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of loans serviced for others was $29.0milllion and $19.2 million at December 31, 1996 and 1995, respectively.


Note 4.       Premises and Equipment

              A summary of the premises and equipment for the years ended December 31, 1996 and 1995, is as follows:

                                                                                              1996             1995
                                                                                        --------------   --------------
                    Land*                                                               $          568   $          413
                    Building and improvements*                                                   2,879            2,501
                     Leasehold improvements                                                        866              833
                     Furniture, fixtures and equipment                                           2,544            2,114
                                                                                        --------------   --------------
                         Total premises and equipment, at cost                          $        6,857   $        5,861

                     Less accumulated depreciation and amortization                              1,662              967
                                                                                        --------------   --------------
                         Total premises and equipment, net                              $        5,195   $        4,894
                                                                                        ==============   ==============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              * At December 31, 1996, the Company occupies 42 percent of the building and the remaining 58 percent is leased to outside parties. The book value of the property is $3,205,436 at December 31, 1996. The building is collateral for a loan (see
              Note 9).

              At December 31, 1996, the annual aggregate future minimum lease receivables are as follows:

                                           December 31, 1997                 $           413
                                                        1998                             368
                                                        1999                             292
                                                        2000                             221
                                                        2001                              80
                                                2002  - 2010                             224
                                                                             ---------------
                                                                             $         1,598
                                                                             ===============

              Leasing commitments:

              The Company occupies and leases its branches, and its operations center under long-term operating lease agreements. Rent expense for 1996 was approximately $330,000 compared to $374,000 for 1995 and $360,000 for 1994. At December 31, 1996, the annual aggregate future minimum lease payments are as follows:

                                           December 31, 1997                 $           415
                                                        1998                             422
                                                        1999                             415
                                                        2000                             230
                                                        2001                             147
                                                2002  - 2011                             428
                                                                             ---------------
                                                                             $         2,057
                                                                             ===============

Note 5.       Deposits

              The detail by type of interest-bearing deposits for the years ended December 31, 1996 and 1995, is as follows:

                                                                                             1996              1995
                                                                                     ----------------  ----------------
              NOW                                                                    $         12,178  $         10,147
              Savings                                                                          10,690             8,620
              Money market                                                                     16,979            19,171
              Certificates of deposit less than $100,000                                       56,607            32,117
              Certificates of deposit of $100,000 or more                                      15,858            14,617
              IRA and Keogh accounts                                                            8,551             7,032
                                                                                     ----------------  ----------------
                   Total interest-bearing deposits                                   $        120,863  $         91,704
                                                                                     ================  ================

              At December 31, 1996, the scheduled maturities of certificates of deposit are as follows:

                                           December 31, 1997                 $        46,000
                                                        1998                          11,134
                                                        1999                           7,621
                                                        2000                           5,885
                                                        2001                           1,640

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              A breakdown of deposit interest expense for the years ended December 31, 1996, 1995 and 1994, is shown below:

                                                                             1996             1995             1994
                                                                       --------------   --------------   --------------
              NOW                                                      $          216   $          189   $          176
              Savings                                                             350              274              354
              Money market                                                        614              576              392
              Certificates of deposit less than $100,000                        2,424            1,609              671
              Certificates of deposit of $100,000 or more                         895              754              571
              IRA and Keogh accounts                                              415              331              164
                                                                       --------------   --------------   --------------
                   Total deposit interest expense                      $        4,914   $        3,733   $        2,328
                                                                       ==============   ==============   ==============


Note 6.       Non-interest Income

              Significant amounts included in other Non-interest income for the years ended December 31, 1996, 1995 and 1994, respectively, are as follows:

                                                                            1996             1995             1994
                                                                       --------------   --------------   --------------
              Credit card                                              $          512   $          362   $          312
              Mortgage loan fees                                                  774              809              340
              Loan servicing fees                                                 212              102               56
              Other                                                                88              206              104
                                                                       --------------   --------------   --------------
                                                                       $        1,586   $        1,479   $          812
                                                                       ==============   ==============   ==============


Note 7.       Non-interest Expense

              Significant amounts included in other Non-interest expense for the years ended December 31, 1996, 1995 and 1994, respectively, are as follows:


                                                                             1996             1995             1994
                                                                       --------------   --------------   --------------
              Legal and professional                                   $          319   $          227   $          218
              Data processing                                                     379              278              201
              Advertising and promotion                                           198              112               46
              Printing and supplies                                               171              214              134
              FDIC insurance                                                        2               98              178
              Virginia franchise tax                                               81               68               83
              Directors fees                                                       74               74               57
              Credit card expenses                                                450              304              256
              Miscellaneous                                                       991              798              570
                                                                       --------------   --------------   --------------
                   Total                                               $        2,665   $        2,173   $        1,743
                                                                       ==============   ==============   ==============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 8.       Short-Term Borrowings

              Short-term borrowings consist of the following:

                                                                                             1996             1995
                                                                                        --------------   --------------
              Securities sold under agreements to repurchase                            $       17,904   $        4,916
              Master note agreements                                                                 -           15,491
              Federal Home Loan Bank                                                             1,121            2,309
              Cash overdraft                                                                       969                -
                                                                                        --------------   --------------
                                                                                        $       19,994   $       22,716
                                                                                        ==============   ==============


              Securities sold under agreements to repurchase and master note agreements generally mature in less than 30 days. See Notes 2 and 3 for collateral. The securities underlying the agreements are under the Bank's control. Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                                                             1996             1995
                                                                                        --------------   --------------
              Average balance during the year
                (average computed on a daily basis)                                     $        8,861   $        4,958
                                                                                        ==============   ==============

              Average interest rate during the year                                               4.63%            4.96%
                                                                                        ==============   ==============

              Maximum month-end balance during the year                                 $       17,904   $        5,405
                                                                                        ==============   ==============


Note 9.       Other Borrowings

              In 1995, the subsidiary, 2071 Chain Bridge Road, L.L.C., borrowed the following:

                                                                Fixed         Original             Balance Owed
                                                                 Rate           Amount        12/31/96        12/31/95
                                                              ----------   -------------   ------------   -------------
              USG Annuity & Life Company,
                interest payable monthly,
                matures December 2000,
                secured by headquarters
                building with a carrying
                amount of $3,205,000                              8.25%    $       1,200   $      1,185   $       1,199
                                                                                           ============   =============

              Interest expense on long-term borrowings was $98,334 and $8,250 in 1996 and 1995, respectively.

              Aggregate maturities during the next four years are: 1997 $16,000; 1998 $18,000; 1999 $19,000; 2000 $1.131 million.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 10.      Income Taxes

              The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995, are as follows:


                                                                                            1996              1995
                                                                                      ---------------    --------------
                           Deferred tax assets:
                             Allowance for loan losses                                $           462    $          441
                             Accrued expenses                                                      78                21
                             Unrealized gain on loans held for sale                               197                 -
                             Unrealized loss on available for sale
                               securities                                                         149                 -
                             Deferred rent                                                         47                53
                                                                                      ---------------    --------------

                               Total deferred tax assets                              $           933    $          515
                                                                                      ===============    ==============


                           Deferred tax liabilities:
                             Depreciation                                             $           (26)   $          (61)
                             Unrealized
                               gain on available for
                               sale securities                                                      -               (57)
                             Accrual to cash adjustment                                            (4)               (9)
                                                                                      ---------------    --------------

                               Total deferred tax liabilities                         $           (30)   $         (127)
                                                                                      ---------------    --------------

                           Net deferred tax asset                                     $           903    $          388
                                                                                      ===============    ==============


              The provision (benefit) for income taxes attributed to operations for the years ended December 31, 1996, 1995 and 1994, is summarized as follows:


                                                                                 1996           1995            1994
                                                                           -------------   ------------   -------------
              Federal income tax

                Current                                                    $       1,405   $        996   $         538

                Deferred                                                            (309)          (113)             27
                                                                           -------------   ------------   -------------

              Total income tax expense                                     $       1,096   $        883   $         565
                                                                           =============   ============   =============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              A reconciliation of the statutory federal income tax rate to the Company's effective income tax rate for the years ended December 31, 1996, 1995 and 1994, is as follows:


                                                                              1996             1995             1994
                                                                        -------------    -------------    -------------
              Statutory federal tax rate                                        34.00%           34.00%           34.00%
              Other                                                               .22             2.68              .02
                                                                        -------------    -------------    -------------
              Effective income tax rate                                         34.22%           36.68%           34.02%
                                                                        =============    =============    =============

              Deferred tax expense (benefit) results from timing differences in the recognition of revenue and expense for tax and financial statement purposes. The primary source of these differences for the year ended December 31, 1996, is the difference in treatment of loan losses for financial statement and tax purposes.


Note 11.      Parent Company and Regulatory Restrictions

              The activities of the Company are primarily regulated by the Federal Reserve Bank, whereas the Bank is primarily regulated by the Office of the Comptroller of the Currency. Certain regulatory restrictions exist regarding the ability of the Bank to transfer funds to the Company in the form of cash dividends, loans or advances. As of December 31, 1996, the Bank has undivided profits of approximately $4.8 million that could be distributed to the Company as dividends without prior regulatory approval.

              The Bank is subject to various regulatory capital requirements. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

              Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). The Bank's actual capital amounts and ratios are also presented in the table. Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

              As of December 31, 1996, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 11.      Parent Company and Regulatory Restrictions (continued)




                                                                                         For Capital
                                            Actual                                     Adequacy Purposes
                                  ---------------------      ------------------------------------------------------------------
(dollars in thousands)                Amount     Ratio                  Amount                             Ratio
----------------------            ----------   --------      -------------------------------      -----------------------------
As of December 31, 1996:

  Total capital (to risk-
  weighted assets):
    Consolidated                  $   16,115     12.39%      Greater than or equal to $10,401     Greater than or equal to 8.00%
    Patriot National Bank         $   14,335     11.21%      Greater than or equal to $10,226     Greater than or equal to 8.00%

  Tier I Capital (to risk-
  weighted assets):
    Consolidated                  $   14,585     11.22%      Greater than or equal to $ 5,200     Greater than or equal to 4.00%
    Patriot National Bank         $   12,806     10.02%      Greater than or equal to $ 5,113     Greater than or equal to 4.00%

  Tier I Capital (to
  average assets):
    Consolidated                  $   14,585      8.16%      Greater than or equal to $ 7,151     Greater than or equal to 4.00%
    Patriot National Bank         $   12,806      7.26%      Greater than or equal to $ 7,057     Greater than or equal to 4.00%

As of December 31, 1995:

  Total capital (to risk-
  weighted assets):
    Consolidated                  $   13,960     12.81%      Greater than or equal to $ 8,718     Greater than or equal to 8.00%
    Patriot National Bank         $   11,430     10.77%      Greater than or equal to $ 8,494     Greater than or equal to 8.00%

  Tier I Capital (to risk-
  weighted assets):
    Consolidated                  $   12,628     11.59%      Greater than or equal to $ 4,358     Greater than or equal to 4.00%
    Patriot National Bank         $   10,098      9.51%      Greater than or equal to $ 4,247     Greater than or equal to 4.00%

  Tier I Capital (to
  average assets):
    Consolidated                  $   12,628      8.27%      Greater than or equal to $ 6,105     Greater than or equal to 4.00%
    Patriot National Bank         $   10,098      6.73%      Greater than or equal to $ 6,000     Greater than or equal to 4.00%


                                                         To Be Well
                                                     Capitalized Under
                                                     Prompt Corrective
                                                     Action Provisions
                                  ---------------------------------------------------------
(dollars in thousands)                 Amount                         Ratio
----------------------            ----------------       ----------------------------------
As of December 31, 1996:

  Total capital (to risk-
  weighted assets):
    Consolidated                    $   13,001             Greater than or equal to 10.00%
    Patriot National Bank           $   12,783             Greater than or equal to 10.00%

  Tier I Capital (to risk-
  weighted assets):
    Consolidated                    $    7,800             Greater than or equal to 6.00%
    Patriot National Bank           $    7,670             Greater than or equal to 6.00%

  Tier I Capital (to
  average assets):
    Consolidated                    $    8,939             Greater than or equal to 5.00%
    Patriot National Bank           $    8,821             Greater than or equal to 5.00%

As of December 31, 1995:

  Total capital (to risk-
  weighted assets):
    Consolidated                    $   10,898             Greater than or equal to 10.00%
    Patriot National Bank           $   10,617             Greater than or equal to 10.00%

  Tier I Capital (to risk-
  weighted assets):
    Consolidated                    $    6,537             Greater than or equal to 6.00%
    Patriot National Bank           $    6,371             Greater than or equal to 6.00%

  Tier I Capital (to
  average assets):
    Consolidated                    $    7,631             Greater than or equal to 5.00%
    Patriot National Bank           $    7,500             Greater than or equal to 5.00%

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 11.      Parent Company and Regulatory Restrictions (continued)

              Condensed parent company financial statements for the years ended December 31, 1996 and 1995, and for the three-year period ended December 31, 1996, are as follows:


                       PARENT COMPANY ONLY BALANCE SHEETS
                           December 31, 1996 and 1995


                                                                                         1996                1995
                                                                                    ---------------    ----------------
              Cash                                                                  $           396    $            281
              Premises and equipment, net                                                         -                  75
              Investment in banking subsidiary                                               12,517              10,208
              Investment in other subsidiary                                                  1,417               2,173
              Due from banking subsidiary                                                       190                   -
              Other assets                                                                        3                   1
                                                                                    ---------------    ----------------
                     Total assets                                                   $        14,523    $         12,738
                                                                                    ===============    ================

              Stockholders' equity                                                  $        14,523    $         12,738
                                                                                    ===============    ================



                     PARENT COMPANY ONLY INCOME STATEMENTS
                  Years Ended December 31, 1996, 1995 and 1994


                                                                       1996                1995                1994
                                                                ---------------     ---------------    ----------------
              Income:
              Interest income                                   $             -     $            56    $            102
              Management fees                                                 7                  18                  18
              Loss on sale of investments                                     -                 (45)                  -
                                                                ---------------     ---------------    ----------------
                     Total income                               $             7     $            29    $            120
                                                                ---------------     ---------------    ----------------

              Expenses:
              Occupancy                                         $             7     $            18    $             18
              Interest on note payable                                        -                 101                  34
              Other                                                          42                  97                  70
                                                                ---------------     ---------------    ----------------
                     Total expenses                             $            49     $           216    $            122
                                                                ---------------     ---------------    ----------------

              Loss before equity in undistributed
                net income of subsidiaries                      $           (42)    $          (187)   $             (2)

              Undistributed net income
                of subsidiaries                                           2,132               1,711               1,098
                                                                ---------------     ---------------    ----------------
                     Net income                                 $         2,090     $         1,524    $          1,096
                                                                ===============     ===============    ================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 11.      Parent Company and Regulatory Restrictions (continued)


                      PARENT ONLY STATEMENT OF CASH FLOWS
                  Years Ended December 31, 1996, 1995 and 1994


                                                                       1996                1995                1994
                                                              -----------------   -----------------   -----------------
              Net income                                      $           2,090   $           1,524   $           1,096
              Less noncash items:
              Depreciation and amortization                                   7                  21                  30
              Realized loss on sale of
                investments                                                   -                  45                   -
              Undistributed net income of
                subsidiaries                                             (2,132)             (1,711)             (1,098)
              (Increase) decrease in other assets                            (2)                 15                   -
              Increase (decrease) in accrued
                expenses and other liabilities                                -                   -                 (31)
                                                              -----------------   -----------------   -----------------

                     Net cash provided (used)
                       by operations                          $             (37)  $            (106)  $              (3)
                                                              -----------------   -----------------   -----------------

              Investment in subsidiaries                      $            (900)  $            (285)  $          (1,814)
              Distributions from subsidiaries                             1,146                 201                   -
              Proceeds on sale of investment
                securities                                                    -               2,164                   -
                                                              -----------------   -----------------   -----------------


                     Net cash provided (used)
                       by investing activities                $             246   $           2,080   $          (1,814)
                                                              -----------------   -----------------   -----------------

              Proceeds (payment) of loan from
              bank subsidiary                                 $               -   $          (1,849)  $           1,849
              Stock issuance proceeds, net                                  152                 205                   -
              Cash dividends paid                                          (246)               (177)                  -
                                                              -----------------   -----------------   -----------------

                     Net cash provided (used)
                       by financing activities                $             (94)  $          (1,821)  $           1,849
                                                              -----------------   -----------------   -----------------

              Net increase in cash                            $             115   $             153   $              32

              Cash, beginning of year                                       281                 128                  96
                                                              -----------------   -----------------   -----------------

              Cash, end of year                               $             396   $             281   $             128
                                                              =================   =================   =================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 12.      Stock Option Plans

              In recognition of their services, employees and executive officers of the Bank, and the Directors of the Company and the Bank, were granted options in the Company's stock. The stock option transactions for the years ended December 31, 1995 and 1994, are as follows:

                                                                                                           Option
                                                          Executive                                      Price Per
                                           Directors       Officers       Employees      Total            Common Share
                                           ---------   ------------       ---------   -----------    ------------------
              Outstanding,
               December 31, 1993             30,600        47,130        12,963           90,693         $4.17 to $5.88
              Granted                             -        11,414             -           11,414         $4.90 to $6.00
              Forfeited                           -             -          (408)            (408)                 $5.88
                                         ----------    ----------      --------       ----------
              Outstanding,
               December 31, 1994             30,600        58,544        12,555          101,699         $4.17 to $6.00
              Granted                             -        11,744         3,750           15,494        $4.90 to $10.75
              Exercised                      (3,060)            -             -           (3,060)        $4.41 to $5.52
              Forfeited                           -             -        (1,653)          (1,653)                 $5.88
                                         ----------    ----------      --------       ----------
              Outstanding,
               December 31, 1995             27,540        70,288        14,652          112,480        $4.17 to $10.75
                                         ==========    ==========      ========       ==========


              Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), is effective for years beginning after December 15, 1995. SFAS 123 encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. Under SFAS 123, compensation cost is based on the fair value of the award on the date of grant. The company has opted to continue to account for stock-based compensation under existing standards that measure compensation cost based on the difference between the market price of the stock at the grant date (or other measurement date) and the exercise price. The required proforma disclosures have not been presented because the effect of applying SFAS 123's fair value method to the company's stock-based awards results in net income and earnings per share that are not materially different from the 1996 amounts reported.

              Of the 125,137 options for common stock outstanding at December 31, 1996, 121,287 are exercisable immediately, and an additional 3,850 are exercisable on December 31, 1998. All options and dollar prices have been adjusted for the stock dividend as described in Note 14. During 1996, compensation expense of $155,917 was taken relating to options granted at a price below the fair market value on the date of grant was recorded. The exercise price for options outstanding as of December 31, 1996, range from $4.17 to $12.00. There are 3,350 options at $10.75, 1,000 at $12.00 and 120,787 that range between $4.17 and $5.88.
              The maximum term of options granted is ten years. The stock option plan authorizes the issuance of up to 200,000 options to purchase shares of common stock.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              A summary of the Company's stock option activity and related information for the year ended December 31, 1996, follows:

                                                                                                             Weighted-
                                                                                                             Average
                                                                                                             Exercise
                                                                                             Options          Price
                                                                                         -------------    -------------
                     Outstanding - January 1, 1996                                             112,480    $       5.288
                       Granted                                                                  20,574            6.022
                       Exercised                                                                (5,519)           5.804
                       Forfeited                                                                (2,398)           8.386
                                                                                         -------------

                     Outstanding - December 31, 1996                                           125,137            5.327
                                                                                         =============

                     Exercisable - December 31, 1996                                           121,287            5.087

                     Weighted-average fair value of options
                       granted during 1996                                               $        8.18


              The fair value of the weighted-average of options granted during 1996 was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996: risk-free interest rate of 6.06 percent; dividend yields of 1.25 percent; volatility factors of the expected market price of the Company's common stock of 29 to 47; and a weighted-average expected life of the option of .50 to 1.5.


Note 13.      Warrants

              The Company has granted warrants to the original organizers in recognition of the services performed in connection with the organization of the Company. The warrants were granted based on three warrants, at $4.90 per share, for every four shares of the Company's common stock that the Directors had subscribed to in the initial offering. These warrants are exercisable on or before March 31, 2000. The total number of warrants granted, adjusted for the stock split and the stock dividend, was 298,343. Warrants totaling $-0-, $26,545 and $-0- were exercised in 1996, 1995 and 1994, respectively. Warrants outstanding on December 31, 1996, are 271,798.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 14.      Stockholders' Equity and Earnings Per Share

              Cash dividends of 3 cents per share were paid on February 29, 1996, May 31, 1996, August 30, 1996, and November 29, 1996.

              Cash dividends of 2 cents per share were paid on March 30, 1995, June 30, 1995, and August 30, 1995. A 3 cents per share cash dividend was paid on November 30, 1995.

              On May 26, 1994, the Company declared a 2 percent stock dividend, payable on June 30, 1994, to stockholders of record as of June 10, 1994. As a result of the stock dividend, 38,556 shares of common stock were issued and the total number of common shares outstanding increased to 1,969,896. The financial statements have been retroactively restated to reflect the stock dividend.

              On October 22, 1993, the Company completed a stock offering of 570,000 shares of common stock at a price of $5.75. The offering netted approximately $3 million to enable the Company to take advantage of continued growth opportunities. On April 22, 1993, the Company announced a two-for-one stock split of the Company's common stock, $5.00 par value, payable to stockholders of record at the close of business on April 30, 1993. The stock split reduced the par value of the Company's common stock to $2.50 per share. The financial statements have been retroactively restated to reflect the stock split.


Note 15.      Significant Concentrations of Credit Risk

              Most of the Company's business activity is with customers located in Northern Virginia. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio, which primarily consists of real estate loans (see Note 3), is susceptible to changes in these markets.


Note 16.      Related Party Transactions

              During 1994, the Bank made a loan to the Company to capitalize a new subsidiary formed for the purpose of purchasing and owning an office building. The building is utilized by the Bank for its corporate offices and its operations departments. The loan required interest payments monthly at the prime rate and was paid in full during 1995. The loan was fully secured by U.S. Treasury and agency securities.


Note 17.      Commitments and Contingencies

              In the normal course of business, the Company makes various commitments to extend credit and incurs contingent liabilities which are not reflected in the balance sheets.

              Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. At December 31, 1996 and 1995, the commitments to extend credit were $34.2 million and $23.1 million, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support lease deposits, infrastructure development, and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan commitments to customers. The Company holds marketable securities and other collateral supporting those commitments for which collateral is deemed necessary. Commitments under standby letters of credit were $2.680 million at December 31, 1996, and $1.671 million at December 31, 1995. The portion of standby letters of credit collateralized was 99 percent at December 31, 1996 and 1995. The commitments for loans and lines of credit are predominately at variable rates based upon prime.

              The Company also maintains federal funds lines of approximately $10.5 million with a number of larger regional banking institutions. None of these lines were in use at December 31, 1996 and 1995.

              The Bank sells the guaranteed portion of some SBA loans. The loans are sold with full recourse for the first ninety days after settlement. The credit risk involved in selling the loans with the ninety-day recourse provisions is that there is a potential that the Bank would have to repurchase the loans and thereby reverse the gross gain previously recognized if the original borrowers default within 90 days. At December 31, 1996, in relation to SBA loans sold after September 30, 1996, the Bank had collected gross proceeds of $4.2 million and recognized gain during 1996 of $212,169. At December 31, 1995, in relation to loans sold after September 30, 1995, the Bank had collected gross proceeds of $3.7 million and recognized gain during 1995 of $214,858. The principal balances of these sold loans were $3.9 million and $2.9 million, respectively, at December 31, 1996 and 1995.

Note 18.      Fair Value of Financial Instruments

              SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

              The following methods and assumptions were used by the Company in estimating the fair value for its financial instruments as defined by SFAS No. 107:

              CASH, DUE FROM BANKS AND FEDERAL FUNDS SOLD: The carrying amount approximates fair value.

              SECURITIES AVAILABLE FOR SALE: Fair values are based on published market prices.

              LOANS AND LOANS HELD FOR SALE: For credit card and equity line receivables with short-term and/or variable characteristics, total receivables outstanding approximate fair value. This amount excludes any value related to account relationship. The fair value of other types of loans, including loans held for sale, is estimated by discounting the future cash flows using the comparable risk-free rate and adjusting for credit risk and operating costs.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 18.      Fair Value of Financial Instruments (continued)

              INTEREST RECEIVABLE AND INTEREST PAYABLE: The carrying amount approximates fair value.

              NON-INTEREST-BEARING DEPOSITS: The fair value of these instruments is the amount payable on demand at the reporting date.

              INTEREST-BEARING DEPOSITS: The fair value of demand deposits, savings accounts and money market deposits with no defined maturity is the amount payable on demand at the reporting date. The fair value of certificates of deposit is estimated by discounting the future cash flows using the current rates at which similar deposits would be made.

              SECURITIES SOLD UNDER REPURCHASE AGREEMENTS, FEDERAL FUNDS PURCHASED, AND OTHER SHORT-TERM BORROWINGS: For these short-term instruments, the carrying amount approximates fair value.

              LONG-TERM BORROWINGS: Fair value is based on estimates made by discounting the future cash flows using the current rates at which similar borrowings would be made.

              COMMITMENTS TO EXTEND CREDIT AND STANDBY AND COMMERCIAL LETTERS OF CREDIT: The fair value of commercial lending related letters of credit and commitments is estimated based upon the amount of fees currently charged to enter into similar agreements, and taking into account the present creditworthiness of the counterparties. The fair value of such instruments was not considered material.

              The estimated fair values of the Company's financial instruments at December 31, 1996 and 1995, required to be disclosed under SFAS No. 107 is as follows:

                                                                    1996                                1995
                                                      ---------------------------------   ---------------------------------
                                                          Carrying                          Carrying
                                                           Amount         Fair Value         Amount         Fair Value
                                                      --------------   --------------   --------------   --------------
              Financial Assets:
                Cash, due from banks
                 and federal funds sold               $       16,718   $       16,718   $       18,098   $       18,098
                Loans receivable and
                 loans held for sale, net                    126,338          129,314          105,344          108,031
                Investments available for
                 sale                                         40,838           40,838           28,665           28,665
                Interest receivable                            1,323            1,323            1,106            1,106

              Financial Liabilities:
                Deposit accounts                      $      154,329   $      154,813   $      120,259   $      121,169
                Repurchase and master
                 note agreements                              17,904           17,904           20,407           20,407
                FHLB borrowings                                1,121            1,089            2,309            2,312
                Other borrowings                               2,154            2,154            1,199            1,199
                Interest payable                                 174              174              162              162

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 19.      Subsequent Event

              On February 18, 1997, First Patriot Bankshares Corporation entered into a merger agreement with United Bankshares Incorporated, subject to shareholder and regulatory approval.


Note 20.      401(k) Pension Plan

              The Company maintains a qualified pension plan that covers substantially all employees who meet certain age and service requirements. The qualified plan was established in 1990. Contributions to the plan by the Company are discretionary. The Company contributed $58,717 in 1996, $30,000 in 1995, and $-0- in
              1994.


Note 21.      Transactions With Directors and Others

              The Company has engaged in banking transactions in the ordinary course of business with some of its directors, officers, and their associates. All loans or commitments to extend loans are made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans to unrelated borrowers. These loans to related parties for the years ended December 31, 1996 and 1995 are as follows:

                                                                                           1996                1995
                                                                                    ---------------     ---------------
                           Balance, January 1                                       $         3,038     $         4,458
                           New loans/commitments                                              1,260               1,631
                           Participations sold (repayments)                                     800              (3,051)
                                                                                    ---------------     ---------------
                           Balance, December 31                                     $         5,098     $         3,038
                                                                                    ===============     ===============


              These related parties had deposits with the Bank totaling $1.8 million at December 31, 1996

              Included in legal and professional fees are fees paid to a law firm, whose partner is a director of the Company and the Bank, totaling approximately $104,690, $18,000 and $14,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

                     FIRST PATRIOT BANKSHARES CORPORATION
                       SUMMARY OF OPERATIONS BY QUARTER

(unaudited)
                                                          1996 Quarters Ended
                                           ---------------------------------------------
(dollars in thousands)                             3/31       6/30       9/30      12/31       Total
                                           ----------------------------------------------------------
Interest income                                  $3,420     $3,507     $3,825     $3,937     $14,689
Interest expense                                  1,362      1,354      1,571      1,625       5,912
                                           ----------------------------------------------- ----------
     Net interest income                          2,058      2,153      2,254      2,312       8,777
Provision for loan losses                           127        363        119        142         751
Noninterest income                                  515        794        683        916       2,908
Noninterest expense                               1,804      1,959      1,927      2,058       7,748
                                           ----------------------------------------------- ----------
     Income before tax expense                      642        625        891      1,028       3,186
Income tax expense                                  251        175        322        348       1,096
                                           ----------------------------------------------- ----------
     Net income                                    $391       $450       $569       $680      $2,090
                                           =============================================== ==========

Earnings per share (1):
     Primary                                      $0.17      $0.20      $0.26      $0.30       $0.93
                                           =============================================== ==========
     Fully diluted                                $0.18      $0.20      $0.25      $0.30       $0.93
                                           =============================================== ==========

First Patriot Bankshares Corporation
Summary of Operations by Quarter
(unaudited)
                                                       1995 Quarters Ended
                                           ---------------------------------------------
(dollars in thousands)                             3/31       6/30       9/30      12/31       Total
                                           ----------------------------------------------------------
Interest income                                  $2,314     $2,740     $3,084     $3,333     $11,471
Interest expense                                    826      1,087      1,250      1,339       4,502
                                           ----------------------------------------------- ----------
     Net interest income                          1,488      1,653      1,834      1,994       6,969
Provision for loan losses                            38         44         58        232         372
Noninterest income                                  324        566        601        790       2,281
Noninterest expense                               1,351      1,733      1,760      1,627       6,471
                                           ----------------------------------------------- ----------
     Income before tax expense                      423        442        617        925       2,407
Income tax expense                                  132        140        204        407         883
                                           ----------------------------------------------- ----------
     Net income                                    $291       $302       $413       $518      $1,524
                                           =============================================== ==========

Earnings per share (1):
     Primary                                      $0.14      $0.14      $0.20      $0.23       $0.71
                                           =============================================== ==========
     Fully diluted                                $0.14      $0.14      $0.20      $0.23       $0.71
                                           =============================================== ==========

(1) Per share amounts have been restated to give the effects of the two-for-one stock split, effective April 30, 1993 and the 2% stock dividend, effective June 30, 1994.

                               BOARD OF DIRECTORS


              "PICTURE"                            "PICTURE"                            "PICTURE"

          DAN R. BANNISTER                     ROBERT M. BARLOW                    WAYNE W. BROADWATER
               Dyncorp                    Prospect Enterprises, Inc.                 Shipmates, Ltd.
                                                                                    T/A Rental Depot




              "PICTURE"                            "PICTURE"                            "PICTURE"

           BRONSON F. BYRD                      NANCY K. FALCK                    HARVEY W. HUNTZINGER
    Attorney, Investment Advisor                Business Woman                 National Systems Management





              "PICTURE"                            "PICTURE"                            "PICTURE"

           JONES V. ISAAC                     CARROLL C. MARKLEY                    JOHN H. RUST, JR.
       Isaac Enterprises Inc.              First Patriot Bankshares               McCandlish & Lillard
                                                  Corporation
                                             Patriot National Bank

                             PATRIOT NATIONAL BANK
                                    OFFICERS

 CYNTHIA L. CALDWELL                                         SUSAN E. OGREN, C.P.A.
 Vice President                                              Accounting Officer


 MICHAEL W. CLARKE                                           KENNETH L. O'SHEA
 Executive Vice President                                    Vice President


 JUDY DEMASI                                                 DEBORAH ROBERTSON
 Compliance Officer                                          Assistant Vice President

 DOUGLAS R. GILBERT                                          CRAIG W. SACKNOFF
 Assistant Vice President                                    Vice President


 MARY N. KIDD                                                ROBERT C. SHOEMAKER
 Assistant Vice President                                    Senior Vice President


 JAMES KERNS                                                 DEBORAH STEINBERGER
 Branch Officer                                              Assistant Vice President


 MICHAEL K. KUHNS                                            CARL WALLACE
 Vice President                                              Vice President

 THEODORE P. LAUER                                           CAROL WALNETSKI
 Vice President                                              Vice President


 CARROLL C. MARKLEY                                          CHARLES WIMER
 President and Chief Executive Officer                       Senior Vice President and   Chief
                                                             Financial Officer

 KELLY MARSH                                                 SANDRA M. ZARESKI
 Corporate Secretary                                         Vice President


 STEPHANIE H. OGLE
 Senior Vice President

                       PATRIOT NATIONAL BANK DEPARTMENTS

ACCOUNTING                           Charles Wimer                           442-7130

COMPLIANCE                           Judy DeMasi                             442-7192

FACILITIES                           Carol Walnetski                         442-7185

DISCOUNT BROKERAGE / IRA             Kathryn Freese                          442-7191

LOAN ADMINISTRATION                  Stephanie Ogle                          442-7110

COMMERCIAL LOANS                     Michael Clarke                          442-7140

CONSUMER LOANS                       Diane Holmes                            442-7193

MARKETING                            Susan Pierson                           442-7196

MERCHANT BANKCARD                    Travis Miller                           442-7190

MORTGAGE LENDING                     Kenneth O'Shea                          442-7100

OPERATIONS                           Cynthia Caldwell                        442-7127

HUMAN RESOURCES                      Sandra Zareski                          442-7194


                             ADVISORY BOARD MEMBERS

FRANK ALSTON                            RUSSELL A. DECARLO                            EDWARD MILLER, PH. D
e. Villages L.L.C.                      Russell A, DeCarlo, D.D.S.                    FBLA-PBL, Inc.

KENNETH L. BONNER                       J. ANTHONY FULKERSON                          DAVE MOREY
Bonner Metropolitan Architecture        Fulkerson Financial Group                     Ameriprint

J. GREGG BORCHELT                       BOB GALLOWAY                                  JOE MOTON
The Brick Institute of America          Insty Prints                                  Moton Insurance Agency

MICHAEL M. BOWMAN                       GREGORY A. HARRISON, P.E.                     DON OWENS, JR.
Michael M. Bowman & Associates          Gregory A. Harrison, P.E. & Associates        Griffin Owens Insurance Agency

JOHN G. COLBY                           TIMOTHY D.C. MC INERNEY                       ANN PAGE
J.G. Colby & Co.                        Kol Bio Medical Instruments                   NOVA Commercial Realty

E.T. CONRAD                             EVAN JOHNSON                                  KEN STRICKLAND
SCS Engineers                           HMS Enterprises                               Hair Quarters of McLean

ROBERT D. DAIN                          ANDREW E. KAUDERS                             PAULINE THOMPSON
Dain, Oxley and Associates              Storage Solver                                Tysons Realty

                                                                                      STEVE WARD
                                                                                      Scott & Stringfellow

                     CORPORATE AND STOCKHOLDER INFORMATION

         CORPORATE HEADQUARTERS:            CORPORATE OFFICES:
         12120 Sunset Hills Road            2071 Chain Bridge Road
         Reston, Virginia 22090             Vienna, Virginia 22182
         (703) 471-0900                     (703) 917-1400
         Fax (703) 708-7242                 Fax (703) 917-8333



TRANSFER AGENT (stock registration and transfer questions should be directed
           to):
           First Union National Bank of North Carolina
           Shareholder Services Group
           230 South Tryon Street, 10th Floor
           Charlotte, North Carolina 28288-1154

CORPORATE PUBLICATIONS:
           The Annual Reports and Form 10-K, Quarterly Reports and other corporate publications are available with charge to the stockholders by calling or writing Charles Wimer at the Corporate Offices as shown above.

STOCK INFORMATION:
           First Patriot Bankshares common stock is traded on the Nasdaq Stock Market (symbol FPBK). A dividend reinvestment program is available, wherein common shareholders receive a 5% discount from market price when they reinvest their First Patriot Bankshares dividends in additional shares. Shareholders participating in the Plan can also make optional cash purchases of common stock at market price and pay no brokerage commissions. As of January 2, 1997, the Company had approximately 424 holders of record of its common stock. To obtain the Plan prospectus and enrollment card, write or call our Investor Relations Department at the corporate offices shown above.

QUARTERLY COMMON STOCK PRICES AND DIVIDENDS:
           The high and low market prices of the Company's common stock, as well as dividend payout information, during each quarter of the last two years is shown below:


                            FIRST PATRIOT BANKSHARES
                         QUARTERLY COMMON STOCK PRICES

                                     1996                                      1995
                                Market Price                            Market Price
                        -----------------------  Dividends        -----------------------   Dividends
                              High         Low    Declared               High         Low    Declared
                        ----------------------------------        -----------------------------------
First Quarter               $13.00     $11.50        $0.03              $7.00      $5.50       $0.02
Second Quarter               12.00       9.25         0.03               8.00       6.38        0.02
Third Quarter                12.50      10.00         0.03              10.63       8.00        0.02
Fourth Quarter               16.00      11.50         0.03              13.00       9.00        0.03

                             PATRIOT NATIONAL BANK
                                 (703) 917-1400

        RESTON                 FAIRFAX              FALLS CHURCH
12120 Sunset Hills Rd     10855 Lee Highway        511 W. Broad St
   Reston, VA 22090       Fairfax, VA 22030    Falls Church, VA 22042
    (703) 471-0900          (703) 385-4440         (703) 237-7800

        MCLEAN                  VIENNA                STERLING
 1345 Chain Bridge Rd      302 Maple Ave W         101 E Holly Ave
   McLean, VA 22102        Vienna, VA 22180      Sterling, VA 20164
    (703) 506-1900          (703) 242-6700         (703) 421-8000

        TYSONS                 MANASSAS               MCLEAREN
 2071 Chain Bridge Rd       8669 Sudley Rd       3065 Centreville Rd
   Vienna, VA 22182       Manassas, VA 22110      Herndon, VA 20171
    (703) 556-0900          (703) 331-0607         (703) 471-7200


         Loan Production Offices also located in Winchester, Warrenton, and Front Royal